Exhibit 10.3
June 5, 2019

Sonia Galindo

Dear Sonia,

On behalf of FLIR Systems, Inc. (“FLIR” or the “Company”), it is a pleasure to offer you the position of Senior Vice President, General Counsel, Secretary, Chief Ethics and Compliance Officer reporting to the Chief Executive Officer, Jim Cannon. In this position, you will be classified as an exempt employee. This offer consists of:

Salary: A starting bi-weekly base salary of $17,307.69 based on a full-time schedule. This amount is equivalent to an annualized base salary of $450,000.00.

Auto Allowance: You will receive a bi-weekly 692.31 auto allowance($1,500/monthly)

Signing Bonus: You will receive a one-time signing bonus of $200,000.00 payable within one month of your start date with FLIR. In the event that you voluntarily terminate your employment before completing one years of service with the Company, you agree to repay your signing bonus in full.

Annual Incentive Bonus: You are eligible to participate in FLIR’s annual company-wide bonus program starting on your hire date and pro-rated for fiscal year 2019. Your bonus target is 65% of your base salary. This discretionary program is based on FLIR’s performance and your individual contribution to that performance. Termination of employment from the Company either on a voluntary or involuntary basis prior to bonus payment nullifies participation in this discretionary bonus program with the exceptions of termination following a “Change of Control”, or termination without “Cause” or for “Good Reason” as defined in the policies as approved by the Compensation Committee of the Board.

Equity: Subject to approval by the Compensation Committee of FLIR’s Board of Directors, you will receive an equity award with an estimated value on the date of grant of $2,210,000. On the date of grant, the estimated grant value will be converted into $1,105,000.00 estimated value in shares of FLIR restricted stock units (RSUs) and $1,105,000.00 estimated value in Performance Shares Units (PRSUs) which will be governed by the terms of a grant agreement and FLIR’s 2011 Stock Incentive Plan. Your share grant will be issued at the next regularly scheduled Compensation Committee Meeting following your start your employment with FLIR provided you remain employed by FLIR through the date of grant. Your RSU grant will vest 1/3 on the anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and the last 1/3 on the third anniversary of the date of grant, subject to your continued employment through the vesting date. Your PRSU grant will vest on the third anniversary of the date of grant, subject to the performance conditions and your continued employment through the vesting date.

Your position also qualifies you for participation in our annual LTIP program with a target value of 150% of your base salary subject to approval by the Compensation Committee. Your first participation in this program will be in 2020.

Non-Change of Control Separation: On your hire date, subject to change and upon adoption of policies applicable to executive officers as well as signing applicable restrictive covenants, in the event that your employment is involuntarily terminated without “Cause” or for “Good Reason” as defined in the policies as approved by the Compensation Committee of the Board, you will be entitled to (a) a lump sum payment equal to 100% of your base salary,(b) 100% of your target bonus, (c) full vesting acceleration of any unvested time-based outstanding equity awards and performance- based equity awards which only depend on additional service for vesting, and (d) a lump sum payment equal to 12 months for continuation of health benefits.

Change of Control Agreement: On your hire date, subject to change and upon adoption of policies applicable to executive officers as well as signing applicable restrictive covenants, in the event that your employment is involuntarily terminated by the Company in connection with a “Change of Control” as defined in the policies as approved by the Compensation Committee of the Board, you will be entitled to (a) a lump sum payment equal to 200% of your base salary,(b) 200% of your target bonus, (c) immediate vesting of any unvested equity awards, (d) a lump sum payment equal to 18 months for continuation of health benefits.

Benefits: FLIR provides a comprehensive healthcare package, a 401(k) plan, an educational assistance program, life & disability insurance and many other benefits. Your life & disability insurance benefits will be effective on your first day of employment and your health benefits will become effective the first day of the month following your date of hire.

You will also receive company paid life insurance which at this time is three times your annual base salary (up to a maximum of $1,300,000). This amount is subject to change from time to time as benefits are renewed annually.

You will receive more information about the FLIR benefits program upon your arrival.

FLIR has an Automatic Enrollment feature as part of our 401(k) Savings Plan. This means that upon completion of your 60th day as a FLIR employee, FLIR will automatically begin deducting 5% from your paychecks and deposit those funds into a Fidelity 401(k) Account in your name. If you do not wish to participate in the Plan or want to increase or decrease your deduction percentage, you will need to contact Fidelity directly before your 60th day with FLIR. Fidelity contact information will be provided to you at your Benefits Orientation within one week of your start date.

Please recognize that this offer letter is not a contract of employment for any specific or minimum term and that the employment FLIR offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and FLIR likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and our at-will relationship may not be modified except by a formal written employment contract signed by the Company’s CEO or the applicable policies as determined by the Compensation Committee.

This employment offer is also contingent upon your successful completion of the following:

A pre-employment background screening: The screening will be conducted by HireRight which researches your background information at our request. Our objective is to complete this process quickly. If you haven't already, you will receive an email from HireRight with instructions to log-on and enter your information into their secure website database. If a HireRight associate contacts you for additional information during the verification process, please return their call or email promptly.

A pre-employment drug test: The drug test must be completed within 1 week of accepting this offer. Failure to pass or refusal to take a drug test will result in the withdrawal of our employment offer. You will receive an email from HireRight with instructions on completing this process.

I-9 and confirmation of employment eligibility: In compliance with the Immigration Reform and Control Act of 1986, FLIR is required to verify the identity and work authorization of each employee hired to work in the United States. To aid you in complying with this requirement, we have enclosed a list of the legally acceptable documents you can select from to establish your identity and work authorization. Please bring the appropriate documents with you on your first day of employment. Please be aware that FLIR Systems, Inc. also participates in the United States Department of Homeland Security’s E-Verify program. Under this program, FLIR will provide the Social Security Administration and, if necessary, the Department of Homeland Security, information from each new employee’s form I-9 to confirm work authorization.

Signing the FLIR Confidentiality and Proprietary Rights Agreement: Among other things, the agreement requires nondisclosure of Company confidential information and documents the ownership of prior inventions. FLIR requires that all employees sign this document prior to commencement of employment. Once accepted, we will send it to you to sign and return on or before your first day of employment.

Completing the enclosed U.S. Person Verification Form: FLIR requires that all employees complete this document prior to commencement of employment. Please complete the form, attach the required backup, scan and email to verification@flir.com at your earliest opportunity.

You may confirm your acceptance of this offer by signing this letter where indicated and returning it to me. Your response is appreciated no later than June 7, 2019. If you have any question or concerns with this offer, please don’t hesitate to call me at +1 610 393 6198. Your start date is anticipated to be July 15, 2019.

Congratulations, Sonia. Our talks with you have left us excited about the prospects of you becoming a member of the FLIR team. We believe that we will offer you a challenging opportunity and know that you will be committed to contributing to the continued success of FLIR.

Once again, we are pleased to welcome you aboard and look forward to seeing you on your first day.

Sincerely,

/s/ Tony Buffum
Tony Buffum
Sr. VP, CHRO

I accept FLIR’s offer of employment under the terms outlined in this letter.

/s/ Sonia Galindo                    June 6, 2019
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Sonia Galindo                         Date